Exhibit 99.2
Las Vegas Sands Corp. Announces Completion of Offering of Common Stock, Preferred Stock and Warrants
•	Funding Provides Approximately $2.1 Billion of Additional Capital for Execution of Company’s Revised Development Plan
LAS VEGAS, Nov. 14 /PRNewswire-FirstCall/ — Las Vegas Sands Corp. (NYSE: LVS) announced today the completion of its public offering of 200,000,000 shares of common stock, including 18,181,818 shares of common stock sold pursuant to the underwriter’s exercise of its option to purchase additional shares to cover over-allotments, 5,196,300 shares of its 10% Series A Cumulative Perpetual Preferred Stock and warrants to purchase an aggregate of approximately 86,605,173 shares of common stock at an exercise price of $6.00 per share. The common stock was sold at a public offering price of $5.50 per share. Units consisting of one share of Series A preferred stock and one warrant to purchase 16.6667 shares of common stock were sold at a public offering price of $100 per unit. The shares of Series A preferred stock and warrants are immediately separable. The Series A preferred stock is redeemable on or after November 15, 2011 at the Company’s option, in whole or in part, at a price of $110 per share plus any accrued and unpaid dividends.
Goldman, Sachs & Co. was the sole managing underwriter and bookrunner of the offering.
Concurrently with the offering of the common stock, Series A preferred stock and warrants, the Company entered into an agreement with the family of Sheldon G. Adelson, our Chairman and Chief Executive Officer and principal stockholder. Pursuant to this agreement, on November 14, 2008, the Company issued and sold to the Adelson family 5,250,000 shares of Series A preferred stock and warrants to purchase an aggregate of approximately 87,500,175 shares of common stock at an exercise price of $6.00 per share, on the same terms as those offered in the underwritten offering. In addition, pursuant to this agreement, the Adelson family converted its $475.0 million of the Company’s 6.5% convertible senior notes due 2013 into 86,363,636 shares of the Company’s common stock at a conversion price equal to the public offering price of $5.50 per share.
Las Vegas Sands Corp. intends to use the net proceeds from the offerings for general corporate purposes, which may include debt repayment and financing of the Company’s construction and development projects.
A shelf registration statement relating to the foregoing was filed with the Securities and Exchange Commission and became effective on November 6, 2008. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
A copy of the final prospectus relating to the offering may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.
Statements in this press release, which are not historical facts, are “forward-looking” statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange

Commission. Las Vegas Sands Corp. assumes no obligation to update such information.
ABOUT LAS VEGAS SANDS CORP.
Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.
The Las Vegas, Nevada-based company owns and operates The Venetian Resort- Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern, Pennsylvania; and Marina Bay Sands™ in Singapore.
LVS is also creating the Cotai Strip(R), a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.
Contacts:
Investment Community: Scott Henry (702) 733-5502
Media: Ron Reese (702) 414-3607